Contact:
Eric Martin
Vice President, Investor Relations
(404) 745-2889

CARTER’S, INC. REPORTS SECOND QUARTER RESULTS

Atlanta, Georgia, July 24, 2007 / PRNewswire -- FirstCall / -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, reported its second quarter fiscal 2007 results.

Second Quarter of Fiscal 2007 compared to Second Quarter of Fiscal 2006

Consolidated net sales increased 3.7% to $287.8 million. Net sales of the Company’s Carter’s brands increased 10.8% to $228.7 million. Net sales of the Company’s OshKosh brand decreased 16.9% to $59.1 million.

The Company’s wholesale sales decreased 0.9% to $103.5 million. Carter’s wholesale sales, excluding off-price sales of $7.9 million in the second quarter of fiscal 2007 and $8.1 million in the second quarter of fiscal 2006, increased 12.4% to $85.4 million. OshKosh wholesale sales, excluding off-price sales of $0.3 million in the second quarter of fiscal 2007 and $2.3 million in the second quarter of fiscal 2006, decreased 45.3% to
$9.9 million.

The Company’s mass channel sales, which are comprised of sales of its Child of Mine brand to Wal-Mart and Just One Year brand to Target, increased 15.9% to $59.1 million.

Total retail store sales increased 2.5% to $125.2 million. Carter’s retail store sales increased 6.8% to $76.3 million, driven by sales of $5.3 million from Carter’s stores opened since the second quarter of fiscal 2006 and a comparable store sales increase of $0.5 million, or 0.8%, partially offset by the impact of store closures of $0.9 million. OshKosh retail store sales decreased 3.6% to $48.9 million due to a comparable store sales decrease of $4.8 million, or 9.7%, and the impact of store closures of $0.3 million, partially offset by increased sales of $3.3 million from OshKosh stores opened since the second quarter of fiscal 2006.

In the second quarter of fiscal 2007, the Company opened one Carter’s retail store and two OshKosh retail stores. As of June 30, 2007, the Company had 221 Carter’s and 159 OshKosh retail stores. The Company plans to open a total of ten Carter’s and eight OshKosh retail stores during fiscal 2007. The Company also plans to close six Carter’s and three OshKosh retail stores during fiscal 2007.

As noted in our press release filed February 21, 2007, the Company announced its plans to close its distribution facility located in White House, Tennessee, which ceased operations on April 5, 2007. During the second quarter of fiscal 2007, the Company recorded total pre-tax charges of approximately $1.1 million, or $0.01 per diluted share, related to this closure. These charges include accelerated depreciation of $0.6 million.

Under generally accepted accounting principles ("GAAP"), the Company is required to review the carrying value of its intangible assets on an annual basis, or more frequently if events or circumstances indicate that a decrease in their values may be warranted. Due to the continued negative trends in sales and profitability of the Company’s OshKosh wholesale and retail segments and the current outlook for such segments for the balance of the year, the Company conducted an interim review of the value of the intangible assets that the Company recorded in connection with the acquisition of OshKosh B'Gosh, Inc. As a result of this analysis, the Tradename was adjusted from $102 million to $90 million and the Cost in Excess of Fair Value of Net Assets Acquired of $142.9 million was written off.

In the second quarter of fiscal 2007, the Company’s net loss was $143.4 million, or $2.48 per diluted share, compared to net income of $9.0 million, or $0.15 per diluted share, in the second quarter of fiscal 2006. Excluding the charges related to the impairment of OshKosh intangible assets and costs related to the closure of the White House, Tennessee distribution facility, adjusted second quarter net income decreased 14.6% to $7.7 million, and adjusted diluted earnings per share decreased 13.3% to $0.13. The reconciliation of the loss as reported under GAAP to income adjusted for the impairment charges and closure costs is shown below.

	(dollars in millions, except EPS) Three-month period ended June 30, 2007
	(Loss) Income Before	Net (Loss)	Diluted
	Taxes	Income	EPS
Loss, as reported (GAAP)	($143.6)	($143.4)	($2.48)

Intangible asset impairment (a)	154.9	150.5	2.60
Distribution facility closure costs (b)	0.5	0.3	0.00
Accelerated depreciation (c)	0.6	0.3	0.01

Income, as adjusted (d)	$12.4	$7.7	$0.13

(a)	OshKosh-related intangible asset impairment charges.
(b)	Costs associated with the closure of the White House, Tennessee distribution facility.
(c)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the White House, Tennessee distribution facility.
(d)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present income before taxes, net income, and net income on a diluted share basis excluding the adjustments discussed above. We believe these adjustments provide a more meaningful comparison of the Company’s results. These adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of the Company’s future condition or results of operations.

“The strength of our Carter’s wholesale and mass channel segments offset lower than expected performance from our OshKosh segments in the second quarter,” noted Fred Rowan, Chairman and CEO. “We expect Carter’s wholesale and mass channel business segments will continue to deliver solid growth in sales and earnings based on the strength of their essential core product marketing strategy and strong leadership. The performance of our OshKosh segments has continued to be disappointing, and, as a result, we have revised our outlook for the year.”

Mr. Rowan added, “We have made significant changes that we believe will improve OshKosh’s performance beginning in fiscal 2008, including hiring a new leader of our retail segments and placing our President, Joe Pacifico, directly in charge of OshKosh’s merchandising and design functions. We have also made significant changes in OshKosh’s product strategies which we believe will improve OshKosh’s performance beginning with our Spring 2008 product line, particularly for our wholesale customers. We are committed to improving the performance of OshKosh, which we continue to believe can meaningfully contribute to our long-term growth objectives. As a Company, we are making key investments in branding, consumer research, talent, and product competitiveness. We are convinced these steps will enable us to return to a sustainable, high-growth model.”

First Half of Fiscal 2007 compared to First Half of Fiscal 2006

Consolidated net sales increased 5.9% to $607.9 million. Net sales of the Company’s Carter’s brands increased 10.7% to $478.0 million. Net sales of the Company’s OshKosh brand decreased 8.6% to $130.0 million.

The Company’s wholesale sales increased 2.4% to $241.2 million. Carter’s wholesale sales, excluding off-price sales of $13.6 million in the first half of fiscal 2007 and
$13.8 million in the first half of fiscal 2006, increased 11.4% to $192.4 million. OshKosh wholesale sales, excluding off-price sales of $1.3 million in the first half of fiscal 2007 and $4.9 million in the first half of fiscal 2006, decreased 23.2% to $34.0 million.

The Company’s mass channel sales increased 15.1% to $120.9 million.

Total retail store sales increased 5.3% to $245.8 million. Carter’s retail store sales increased 7.6% to $151.1 million, driven by sales of $12.0 million from Carter’s stores opened since the second quarter of fiscal 2006 and a comparable store sales increase of $1.0 million, or 0.7%, partially offset by the impact of store closures of $2.3 million. OshKosh retail store sales increased 1.8% to $94.7 million, driven by sales of $6.9 million from OshKosh stores opened since the second quarter of fiscal 2006, partially offset by a comparable store sales decrease of $4.5 million, or 4.9%, and the impact of store closures of $0.6 million. In the first half of fiscal 2007, the Company opened two Carter’s and two OshKosh retail stores.

In connection with the closure of the Company’s distribution facility located in White House, Tennessee, the Company recorded total pre-tax charges of approximately $7.1 million, or $0.07 per diluted share, during the first half of fiscal 2007. These charges include accelerated depreciation of $2.1 million. The Company expects to incur an additional $1.4 million in pre-tax charges related to this closure. The estimated annual savings resulting from the closure of this facility are approximately $4.0 million beginning in the second half of fiscal 2007.

As previously discussed, results for the first half of fiscal 2007 include non-cash pre-tax intangible asset impairment charges of approximately $154.9 million.

In the first half of fiscal 2007, the Company’s net loss was $133.8 million, or $2.30 per diluted share, compared to net income of $24.8 million, or $0.41 per diluted share, in the first half of fiscal 2006. Excluding the charges related to the impairment of OshKosh intangible assets and costs related to the closure of our White House, Tennessee distribution facility, adjusted net income for the first half of fiscal 2007 decreased 15.1% to $21.1 million, and adjusted diluted earnings per share decreased 14.6% to $0.35. The reconciliation of the loss as reported under GAAP to income adjusted for the impairment charges and closure costs is shown below.

	(dollars in millions, except EPS) Six-month period ended June 30, 2007
	(Loss) Income Before	Net (Loss)	Diluted
	Taxes	Income	EPS
Loss, as reported (GAAP)	($128.1)	($133.8)	($2.30)

Intangible asset impairment (a)	154.9	150.5	2.58
Distribution facility closure costs (b)	5.0	3.1	0.05
Accelerated depreciation (c)	2.1	1.3	0.02

Income, as adjusted (d)	$33.9	$21.1	$0.35

(a)	OshKosh-related intangible asset impairment charges.
(b)	Costs associated with the closure of the White House, Tennessee distribution facility.
(c)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the White House, Tennessee distribution facility.
(d)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present income before taxes, net income, and net income on a diluted share basis excluding the adjustments discussed above. We believe these adjustments provide a more meaningful comparison of the Company’s results. These adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of the Company’s future condition or results of operations.

Net cash used in operating activities during the first half of fiscal 2007 was $8.3 million compared to $2.7 million in the first half of fiscal 2006. Net cash flow used in operations in the first half of fiscal 2007 was impacted primarily by increased levels of inventory and lower levels of net income.

In connection with the Company’s $100 million share repurchase program, during the first half of fiscal 2007 the Company repurchased 1,647,419 shares of its common stock for approximately $40.0 million at an average price of $24.29 per share.

Business Outlook

Our business outlook is based on our current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the Company believes the comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

(dollars in millions, except for share data)
	Third Quarter 2007 (a)		Fourth Quarter 2007 (c)		Fiscal Year 2007 (e)
Consolidated Net Sales	$408 to $413	4% to 5%	$399 to $404	6% to 7%	$1,415 to $1,425	5% to 6%
Consolidated Adjusted Diluted EPS	$0.55 to $0.57	(4%) to 0% (b)	$0.53 to $0.55	18% to 22% (d)	$1.42 to $1.46	0% to 3% (f)

(a)	Comparison to the third quarter of fiscal 2006.
(b)	Third quarter of fiscal 2007 excludes $0.4 million, or $0.01 per diluted share, in estimated after-tax costs related to the closure of the White House, Tennessee distribution facility.
(c)	Comparison to the fourth quarter of fiscal 2006.
(d)	Fourth quarter of fiscal 2007 excludes $0.2 million in estimated after-tax costs related to the closure of our White House, Tennessee distribution facility.
(e)	Comparison to fiscal 2006.
(f)
Fiscal 2007 excludes approximately $150.5 million of non-cash after-tax impairment charges, or $2.59 per diluted share, and $4.9 million, or $0.08 per diluted share, in estimated after-tax costs related to the closure of the White House, Tennessee distribution facility.

The Company will broadcast its quarterly conference call on July 25, 2007 at 8:30 a.m. Eastern Time. To participate in the call, please dial 1-913-981-5523. To listen to the live broadcast over the internet, please log on to www.carters.com, go to “About Carter’s,” click on “Investor Relations,” and click on the link “Second Quarter Conference Call.” A replay of the call will be available shortly after the broadcast through August 3, 2007, at 1-719-457-0820, passcode 7480429. This replay will also be archived on the Company’s website at the same location.

For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

Statements contained herein that relate to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results for fiscal 2007 or any other future period, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Factors that could cause actual results to materially differ include a decrease in sales to, or the loss of one or more of the Company’s key customers; increased competition in the baby and young children’s apparel market; the acceptance of our products in the marketplace; deflationary pressures on our prices; disruptions in foreign supply sources; negative publicity; our substantial leverage, which increases our exposure to interest rate risk and could require us to dedicate a substantial portion of our cash flow to repay principal; changes in consumer preference and fashion trends; a decrease in the overall level of consumer spending; the impact of governmental regulations and environmental risks applicable to the Company’s business; our ability to adequately forecast demand, which could create significant levels of excess inventory; our ability to identify new retail store locations, and negotiate appropriate lease terms for our retail stores; our ability to improve the performance of our retail and OshKosh wholesale segments; our ability to attract and retain key individuals within the organization; failure to realize the revenue growth, cost savings and other benefits that we expect will result from our acquisition of OshKosh B’Gosh, Inc., which could further impact the carrying value of our intangible assets; and seasonal fluctuations in the children’s apparel business. These risks are further described in our most recently filed Annual Report on Form 10-K and other reports filed with the SEC under the headings “Risk Factors” and “Forward-Looking Statements.” The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended		Six-month periods ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Net sales:
Wholesale - Carter’s	$93,294	$84,095	$205,947	$186,456
Wholesale - OshKosh	10,227	20,411	35,220	49,092
Total Wholesale sales	103,521	104,506	241,167	235,548
Retail - Carter’s	76,275	71,395	151,101	140,463
Retail - OshKosh	48,885	50,703	94,733	93,015
Total Retail sales	125,160	122,098	245,834	233,478
Mass Channel	59,094	50,973	120,902	104,998
Total net sales	287,775	277,577	607,903	574,024
Cost of goods sold	192,357	180,342	406,105	368,625
Gross profit	95,418	97,235	201,798	205,399
Selling, general, and administrative expenses	84,635	82,466	172,881	165,448
Intangible asset impairment	154,886	--	154,886	--
Closure costs	470	10	4,977	91
Royalty income	(6,700)	(6,654)	(14,245)	(13,828)
Operating (loss) income	(137,873)	21,413	(116,701)	53,688
Interest expense, net	5,704	6,929	11,432	13,813
(Loss) income before income taxes	(143,577)	14,484	(128,133)	39,875
(Benefit from) provision for income taxes	(128)	5,466	5,705	15,071
Net (loss) income	($143,449)	$9,018	($133,838)	$24,804

Basic net (loss) income per common share	($2.48)	$0.16	($2.30)	$0.43

Diluted net (loss) income per common share	($2.48)	$0.15	($2.30)	$0.41

Basic weighted-average number of shares outstanding	57,838,075	57,877,753	58,142,782	57,793,393

Diluted weighted-average number of shares outstanding	57,838,075	61,183,491	58,142,782	61,160,185

CARTER’S, INC.
CONSOLIDATED BALANCE SHEET
(dollars in thousands, except for share data)
(unaudited)

	June 30, 2007	December 30, 2006	July 1, 2006
ASSETS
Current assets:
Cash and cash equivalents	$19,848	$68,545	$41,624
Accounts receivable, net	104,534	110,615	103,151
Inventories, net	231,588	193,588	190,524
Prepaid expenses and other current assets	15,000	7,296	8,413
Assets held for sale	6,109	--	--
Deferred income taxes	19,087	22,377	18,795

Total current assets	396,166	402,421	362,507
Property, plant, and equipment, net	72,693	87,940	76,192
Tradenames	310,233	322,233	322,233
Cost in excess of fair value of net assets acquired	136,570	279,756	283,122
Deferred debt issuance costs, net	5,320	5,903	7,118
Licensing agreements, net	10,767	12,895	15,022
Leasehold interests, net	918	1,151	1,385
Other assets	9,568	10,892	7,779
Total assets	$942,235	$1,123,191	$1,075,358
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,627	$2,627	$3,979
Accounts payable	85,872	70,878	57,074
Other current liabilities	28,563	63,012	55,490

Total current liabilities	117,062	136,517	116,543
Long-term debt	340,653	342,405	389,915
Deferred income taxes	115,150	125,784	127,613
Other long-term liabilities	32,708	22,994	21,528

Total liabilities	605,573	627,700	655,599

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at June 30, 2007, December 30, 2006, and July 1, 2006	--	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 58,185,355, 58,927,280, and 58,153,110 shares issued and outstanding at June 30, 2007, December 30, 2006, and July 1, 2006	582	589	582
Additional paid-in capital	247,587	275,045	263,822
Accumulated other comprehensive income	5,187	5,301	3,215
Retained earnings	83,306	214,556	152,140

Total stockholders’ equity	336,662	495,491	419,759

Total liabilities and stockholders’ equity	$942,235	$1,123,191	$1,075,358